UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ITEX Corporation

(Name of Registrant as Specified In Its Charter)

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 Vote the WHITE Proxy Card Today

The ITEX Board Nominees Have Consistently Delivered

Value to Stockholders

The ITEX Board has created tangible value for its stockholders, members, employees and franchisees; and generated profits, positive cash flows and returns for investors. Since the current directors began their term in 2003, ITEX has:

•	Eight consecutive years of profitable operations (fiscal 2004 through fiscal 2011);
•	Increased revenue by 55%;
•	Increased annual operational cash flow from a net loss in 2003 to $1.7 million in 2011;
•	Increased stockholder equity from negative ($481,000) in 2003 to $14.8 million in 2011;
•	Increased cash from $104,000 at July 31, 2003, to $5.4 million at July 31, 2011;
•	Returned $2.6 million to stockholders in the form of stock buybacks and cash dividends;
•	Generated $9.5 million in operational profits;
•	Generated $14.2 million in cash flow from operations; and
•	Generated $19 million in pre-tax income.

The ITEX Board Nominees have Valuable and Relevant Experience

The ITEX nominees, Steven White, John Wade, and Eric Best, have broad knowledge of ITEX and the barter industry gained not only from their years of service on the ITEX Board, but prior business interactions with the barter industry dating back to 1998.

Each of the Board nominees has executive or director experience with other public companies. Mr. White has more than 28 years of entrepreneurial, executive and board-level experience in the barter industry. Mr. Wade, who is also a CPA, served as Chief Financial Officer of a public company for 9 years. Our current directors offer a level of industry experience that far exceeds the experience presented by the opposition slate. All three of the ITEX nominees have made tremendous contributions to ITEX over the years and have knowledge and experience that is instrumental to ITEX’s strategy and success.

The Dissidents Should not be Trusted with ITEX’s Future

Mr. Polonitza has sought to appoint himself to the board of directors at each annual meeting since 2009, and has once again decided to use public confrontation to gain absolute control of ITEX. He has been subjecting ITEX to costly litigation and is now running a second proxy contest after a bruising loss in which almost 80% of the votes cast outside his group’s control were voted in favor of the current board.

Over the last two years Mr. Polonitza’s assault on the ITEX Board has intensified. He has publicly expressed a variety of reasons for opposing the current board, ranging from matters of corporate structure and governance, to board policy and operational decisions. Different issues have been advocated by Mr. Polonitza at different times, some contradicting or ignoring previous positions taken. For example, in the last election contest the Polonitza Group stated that, if elected, they would immediately begin significant systematic returns of excess capital to shareholders through dividends and share repurchases. In December 2010, Mr. Polonitza stated that return of capital to stockholders was his #1 objective. However, in its proxy materials for this contest, the return of capital to stockholders is not part of the Polonitza Group’s platform.

When given the opportunity to settle substantially all of his shareholder demands, Mr. Polonitza abruptly changed the terms and walked away. When the Board took specific corporate actions which had previously been recommended by the Polonitza Group, such as instigating a share repurchase program, conducting a private placement or adopting a shareholders rights plan, these same actions became complaints that are now part of a lawsuit initiated by Mr. Polonitza against the Board.

Mr. Polonitza’s past actions and ability to reverse his stated agenda when it suits him has led the Board to believe that Mr. Polonitza is not sincere and that his claim of seeking benefits for all shareholders is a pretense for his own personal ambitions. The Board does not believe Mr. Polonitza can be trusted to act in the best interest of ITEX stockholders.

The Dissidents Lack Relevant Experience

The Board believes that Mr. Polonitza is not qualified and is the wrong choice. He has no experience in the barter industry, has never served as an executive or director of a public company, and we believe he has no relevant business experience that would build value at ITEX. We believe his lack of relevant experience is more than enough to disqualify Mr. Polonitza outright.

The other nominee, Wayne P. Jones, also lost in the last election contest in 2010. Mr. Jones has been in the academic world for many years. He lacks experience in the barter industry and has never served as an executive or director of a public company. Mr. Jones does not own any shares of ITEX.

We believe the Polonitza Group’s “plan to maximize stockholder value” as disclosed in its proxy statement provides little tangible value to stockholders. None of the actions it has proposed are assured of creating any value for stockholders, but all would come with increased cost to ITEX.

We urge stockholders to vote for the Board nominees with experience and proven track records

Vote the WHITE proxy card and discard the gold proxy card sent to you by the dissidents

Thank you for your support from the ITEX Board of Directors,

Steven White, John Wade, Eric Best

Forward-Looking Statements

ITEX Corporation urges caution in considering its current trends and any outlook on earnings disclosed in this communication. In addition, certain matters discussed may constitute forward-looking statements. These forward-looking statements involve risks and uncertainties concerning our expected performance and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: our revenue growth and success being tied to the operations of our broker network; our future revenue growth remaining uncertain; adverse effects of a proxy fight and related litigation; our failure to deal effectively with member disputes; our business being subject to online security risks; our brokers defaulting on their loans; unplanned system interruptions or system failures; claims and lawsuits against us that may result in adverse outcomes; and the effect of changes in the overall economy and in technology. Statements in this communication should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. ITEX undertakes no duty to update or revise any forward-looking statements.

Important Additional Information

ITEX Corporation has filed with the Securities and Exchange Commission (“SEC”) and mailed to its stockholders a definitive proxy statement in connection with its annual meeting of stockholders to be held May 14, 2012. Stockholders are strongly advised to read ITEX’s definitive proxy statement and the accompanying WHITE proxy card before making any voting decisions. The definitive proxy statement contains information regarding the names, affiliations and interests of ITEX’s directors, its nominees for director, and certain of its officers and employees that are deemed, along with ITEX, to be participants in the solicitation of proxies from stockholders in connection with its annual meeting. Investors and stockholders may obtain copies of the Company’s definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its annual meeting free of charge at the SEC’s website at www.sec.gov, or on ITEX’s website at www.itex.com.